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                                                                   EXHIBIT 10.7


                                LICENSE AGREEMENT

                             Kinetic Business Centre


        Made the 27th day of September 1999 between the Licensor, Sub-Licensor and the Licensee. This agreement replaces all existing License Agreements between the Licensor, Sub-Licensor and the Licensee.

        1. Particulars. In this Agreement the following expressions shall have the following meanings:

           1.1 The Licensor. Office Dynamics Limited, Kinetic Centre, Theobald Street, Borehamwood, Herts., WD6 4PJ, whose registered office is at 47 Holywell Hill, St. Albans, AL1 1HD.

           1.2 The Sub-Licensor. Protege Property, a Division of Protege Software Limited, Kinetic Centre, Theobald Street, Borehamwood, Herts., WD6 4PJ, whose registered office is at 233-237 Old Marylebone Board, London, NW1 5QT.

           1.3 The Licensee.

               Limited Company                 Title:     Virage Europe Limited
                                   Registered Office:     233-237 Old Marylebone Road
                                                          London, NW1 5QT

           1.4 The Property. The land and buildings known as Kinetic Business Centre.

           1.5 Designated Space. Suite No. 112, approximate square footage 300 or other office space comprising not less than the initial square feet taken within the Property as the Sub-Licensor may in its absolute discretion designate on one month's notice to the Licensee.

           1.6 Access Ways. The roads, paths, entrance, halls, corridors and staircases of the Property the use of which is necessary for obtaining access to and egress from the Designated Space and Car Park or such of them as afford reasonable access and egress as above and as the Licensor may from time to time in its absolute discretion designate on seven days notice to the Licensee.

           1.7 License Period. The period from the Commencement Date of this Agreement until the date on which the Licensee's rights under Clause 2 are determined in accordance with Clause 4.1.2.

           1.8 License Fee. L.1,262.50 per month plus VAT, or other such amount as the Sub-Licensor may determine in its absolute discretion on one calendar month's notice to the Licensee payable by Standing Order one month in advance. The first payment of the License Fee is L.1,262.50 plus VAT.



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           1.9 Security Deposit. An amount equal to one month's license fee plus
VAT held as deposit by the Licensor against any breach of the Licensee's undertakings, as security against any partition layout restoration, damage or excessive wear and tear to the property and fixtures or fittings therein. This deposit is refundable 30 days after the termination of the Agreement.

           1.10 Commencement Date. October 1, 1999.

           1.11 First Termination Date. March 31, 2000 being the earliest date the Licensee may terminate the License Agreement having provided notice as required under 4.1.2.

        2. License. Subject to Clauses 3 and 4, the Licensor gives the Licensee and its employees the right (in common with the Licensor and all others authorized by the Licensor so far as is not inconsistent with the rights given) to use for the License Period:

           2.1 the Designated Space for the purposes of fully serviced offices and

           2.2 the car park for cars and light vans on a non-reserved basis. No vehicles may be parked overnight without written permission from the Licensor. Whilst supply meets demand, there will be no additional charge if a Licensee uses extra spaces but if demand exceeds supply then the Licensor reserves the right to levy an additional charge for spaces on giving 30 days written notice to the Licensee. Any vehicular use of the car park is at the user's risk including by the Licensee, its employees, sub-contractors, customers, suppliers and visitors.

           2.3 the kitchens for their designated purpose. Limited food preparation may be carried out provided this does not inconvenience any other Licensee.

           2.4 the Access Ways and toilets in the Property.

        3. Licensee's Undertakings. The Licensee agrees and undertakes:


           3.1 To pay to the Sub-Licensor the License Fee plus VAT in advance on the first business day of each month by standing order the first payment or a due proportion of it to be made on the date of this Agreement by cheque.

           3.2 To pay to the Sub-Licensor 0.25% per day of any outstanding moneys if remaining unpaid by the 14th of the month up to a maximum of 50% of the outstanding moneys in order to defray bank interest and to cover administration time, related fees and expenses.

           3.3 To lodge the Security Deposit with the Sub-Licensor.

           3.4 Not to bring any furniture, equipment, goods or chattels on to the Property without the consent of the Sub-Licensor save any as may be necessary for the exercise of the rights given in Clause 2.1.

           3.5 Not to obstruct the Access Ways or cause the same to become dirty or untidy nor to leave any rubbish on them.

           3.6 Not to display any signs or notices on any part of the Property.



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           3.7 Not to use any part of the Property so as to cause any nuisance, damage, disturbance, annoyance, inconvenience or interference to the Property or any adjoining or neighboring property or to the owners, occupiers or users of any part of the Property or any such adjoining or neighboring property.

           3.8 Not to do any act, matter or thing which would or might vitiate or increase in whole or in part any insurance effected in respect of the Property from time to time and in particular not keep any volatile, hazardous or inflammable materials within the Property.

           3.9 Immediately to give to the Licensor details of the registration numbers of the vehicles which will be parked on the car park and the names of the owners and drivers of such vehicles and to notify the Licensor prior to any change in such details.

           3.10 To indemnify the Licensor and the Sub-Licensor and keep the Licensor and Sub-Licensor indemnified against all losses, claims, demands, actions, proceedings, damages, costs or expenses or other liability arising in any way from this License, any breach of any of the Licensee's undertakings contained in this Clause, or the exercise or purported exercise of any of the rights given in Clause 2.

           3.11 To observe such rules and regulations as the Licensor may make and of which the Licensor shall notify the Licensee from time to time relating to the Property.

           3.12 Not to impede in any way the Licensor or its officers, servants or agents in the exercise of the Licensor's rights of possession and control of the Property and every part thereof.

           3.13 Not to drill, mark or in any way damage the integrated ceiling, partition and door system.

           3.14 To acknowledge that there is a monetary value to attracting and securing any new Licensee. In the event of the Licensee, or anyone directly connected, providing alternative office space to any other Licensee, during or within one year of the termination of the other Licensee's Agreement, then the Licensee will reimburse to the Licensor the sum of L.2,000 plus VAT per replacement Licensee as part costs of attracting and securing that replacement Licensee.

           3.15 To acknowledge that the Licensor has expended considerable time effort and expense in hiring and training its staff and that the hiring of a member of staff by the Licensee would save the Licensee considerable time and expense in training and procurement and would cause the Licensor to expend additional time and expense. Therefore during this Agreement and for six months after the termination of this Agreement if the Licensee hires a member of the Licensor's staff who was an employee of the Licensor at any time during the Agreement or for six months after its termination the Licensee agrees to pay the Licensor a replacement procurement fee of L.2,000 plus VAT or 25% of the gross annual salary plus VAT last paid by the Licensor, whichever is the greater.

           3.16 To enter into a Contract for Services with Kinetic Enterprises for the exclusive supply and rental of all externally connected voice and data lines, call services and associated equipment and standard office furniture.



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           3.17 Not to install any fixed computer network, alarm systems, aerials, voice and data cabling or any other form of fixed cabling without the prior written consent of the Licensor.

           3.18 To control the behavior of any children and pets visiting the Property so that no inconvenience or disruption is caused to other Licensees and the Licensor. The Licensor reserves the right to deny such visits if complaints are received.

           3.19 To act in a manner considered reasonable by the majority of Licensees and in particular to avoid disruptive behavior and the public use of bad language.

           3.20 To advise the Licensor of any damage caused to fittings, fixtures and equipment in the Designated Space within the same working day as the damage is caused or observed. Damage alleged to be attributable to cleaners will only be considered if notified in this way; otherwise the Licensee will be held responsible.

           3.21 At all times to observe and comply in all respects with the provisions and requirements of all enactments so far as they relate to the Designated Space.

           3.22 To pay to the Licensor L.50 plus VAT towards the costs of custom signage and the registrations required for a new Licensee. This sum will be deducted from the security deposit upon termination of the Agreement.

           3.23 To advise any employee or sub-contractor of the Licensee of the conditions and undertaking of this License Agreement that affect their obligations on occupation and use of the Property.

        4. General.

           4.1 The rights granted in Clause 2 shall cease and determine (without prejudice to the Licensor's rights in respect of any breach of the undertakings contained in Clause 3):

               4.1.1 Immediately on notice given by the Licensor at any time following any breach by the Licensee of any of its undertakings in Clause 3.

               4.1.2 On not less than three calendar month's notice given by the Sub-Licensor or the Licensee to the other party to expire on the last day of a month, such notice in the case of notice given by the Licensee to the Sub-Licensor and to the Licensor to expire not earlier than the First Termination Date.

               4.1.3 Immediately if the Licensee (being an individual) shall become bankrupt or (being a company) shall enter into liquidation whether compulsory or voluntary (save for the purpose of amalgamation or reconstruction of a solvent company) or has an administration order made in respect of its business or has a Receiver appointed of its undertaking or if the Licensee for the time being shall enter into any arrangement or composition for the benefit of the Licensee's creditors or shall suffer any distress or execution to be levied on the Licensee's goods.


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           4.2 Upon determination of the said rights the Sub-Licensor may re-enter the Designated Space and without prejudice to the generality of the foregoing change the locks to the door or doors of the Designated Space and seize any goods therein and sell the same to discharge or in the reduction of any payments that may be due by the Licensee to the Sub-Licensor under this Agreement.

           4.3 The benefit of this License is personal to the Licensee and not assignable.

           4.4 The Licensor and the Sub-Licensor shall not be responsible to the Licensee or the employees, sub-contractors, customers, suppliers or visitors of the Licensee for any loss, injury, damage, nuisance or inconvenience which may be caused to the Licensee, any employees, sub-contractors, customers, suppliers or visitors of the Licensor or any goods or property of the Licensee by reason of any act, neglect or default of any other occupier of neighboring premises of any employee or agent of the or Sub-Licensor or by reason of or arising out of the repair state, of repair condition or any alteration to or to the user of the Designated Space or by reason of the defective, working, stoppage, breakage or failure of any lighting system, drain pipe, appliance, equipment or machinery.

           4.5 All notices given by either party pursuant to the provisions of this Agreement shall be in writing and shall be sufficiently served if delivered by hand or sent by recorded delivery to the other party at its registered office or last known address.

           4.6 Where any party consists of two or more persons, agreements and undertakings by and with such persons shall be deemed to be joint and several.

        5. Licensors and Sub-Licensors Undertakings. The Licensor and Sub-Licensor undertakes with the Licensee (subject to the Licensee carrying out its undertakings hereunder) to provide the following services and facilities:

           5.1 To provide and maintain the Designated Space.

           5.2 A proprietary signing system displaying a list of occupying companies at the Central Reception.

           5.3 A proprietary signing system displaying the suite number and name of the Licensee on the door to the Designated Space.

           5.4 A cleaning service for the Designated Space and the Access Ways and a facility for the removal of reasonable quantities of office waste from the Designated Space.

           5.5 Proper sanitary conditions in the Property.

           5.6 To provide 2 keys for the main entrance and Designated Space. Additional keys will be provided at the published cost. All keys have a security deposit value of L.25 each in order to encourage their return when vacating the Property.

           5.7 A bell facility for the convenience of out of hours visitors to the Property.

           5.8 Water and CO2 fire extinguishers, fire alarm points and a fire hose.



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           5.9 During the winter months central heating.

           5.10 Light and power.

           5.11 Maintaining and keeping the Property in reasonable repair. Provided always as follows:

           5.12 In carrying our its undertakings hereunder the Licensor and Sub-Licensor shall be entitled to employ such responsible agents, contractors and other persons as they may think fit.

           5.13 The Licensor and Sub-Licensor shall not be responsible for any temporary delay or stoppage in connection with the carrying out of any of its said undertakings or for any temporary omission to perform the same if such temporary failure, delay, stoppage or omission shall be due to any circumstances outside its control but the Licensor and Sub-Licensor shall nevertheless take all reasonable steps to remedy or make good such failure, delay, stoppage or omission as aforesaid as soon as reasonably possible.


           AS WITNESS the hands of the parties hereto:



LICENSOR:                                        SUB-LICENSOR


KINETIC BUSINESS CENTRE                          PROTEGE SOFTWARE LIMITED


By: /s/ Sharon Kent                              By: /s/ Larry Levy
    --------------------------                       --------------------------
    Sharon Kent                                      Larry Levy
    Manager                                          Director



LICENSEE:


VIRAGE EUROPE LIMITED


By: /s/ Mark Rattley
    --------------------------
    Mark Rattley
    General Manager



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